Alector Announces Appointment of Gary Romano, M.D., Ph.D., as Chief Medical Officer

South San Francisco, Calif., March 29, 2022 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced the appointment of Gary Romano, M.D., Ph.D., as Chief Medical Officer. In this role, Dr. Romano will lead the company’s global clinical development strategy, including oversight of the clinical development, clinical operations, biometrics and digital science, and medical affairs functions. Dr. Romano will report to Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development of Alector. Dr. Romano’s appointment is effective May 23, 2022.

“We are delighted to welcome Gary to our executive leadership team,” said Dr. Kenkare-Mitra. “He is a board-certified neurologist, neurodegeneration expert, and recognized clinical leader in the industry with a demonstrated track record in progressing the development of therapeutics for multiple neuroscience indications. Gary’s extensive research and medical experience coupled with his doctorate degree in Neuroscience will further enable our vision of seamless integration of our drug discovery, translational and clinical development areas. I believe Gary’s clinical vision and leadership will prove to be invaluable as we continue to advance our rich clinical pipeline toward late-stage studies and bring novel drug candidates into the clinic.”

Alector is deeply grateful to Sam Jackson, M.D., M.B.A., Senior Vice President, Clinical Sciences, who served as interim CMO since September 7, 2021. Sam is pursuing a new opportunity outside of Alector though he will continue to consult with Alector. Dr. Kenkare-Mitra added, “Sam has been an important contributor and leader at Alector, playing an instrumental role in the development of AL001, the expansion of our clinical development function, and the advancement of our robust pipeline. We thank Sam for his impactful contributions to Alector and wish him well in his future endeavors.”

“Alector’s deep scientific expertise in microglial biology and ongoing rigorous clinical interrogation of compelling genetically-validated neuro-immune targets for neurodegenerative diseases are trailblazing a novel and promising approach to treatment that provides new hope for those with diseases such as frontotemporal dementia, Alzheimer’s disease, ALS and Parkinson’s disease,” said Dr. Romano. “My passion is to make a meaningful impact in the lives of patients and families suffering from neurodegenerative diseases through the development of transformative treatments. Joining Alector is a natural next step for me, and I look forward to working with the team to develop effective therapies that preserve brain health.”

Dr. Romano joins Alector with more than 25 years of experience in neurodegenerative disease, including 18 years in industry roles at Merck, the Janssen Pharmaceutical Companies of Johnson & Johnson, and Passage Bio. Dr. Romano served as the Chief Medical Officer of Passage Bio until May 2021, where he was responsible for the clinical development of gene therapies targeting rare monogenic central nervous system disorders and achieved Investigational New Drug and Clinical Trial Application clearances for three gene therapies. Prior to Passage Bio, Dr. Romano oversaw clinical development of the neurodegenerative disease portfolio for more than five years at Janssen as the Deputy Leader, Neurodegenerative Disease Area and Head of Development, Neurodegenerative Disease. He previously held other leadership positions at Janssen, including Head of Neuroscience Biomarkers and Head of Early Clinical Development. Earlier in his career, Dr. Romano served as the Alzheimer’s Disease Therapeutic Area Group Co-Leader and Leader, Neuroscience Experimental Medicine at Merck.

Dr. Romano earned a B.S. in Biology from Trinity College, a Ph.D. in Molecular Neurobiology from Rockefeller University, and an M.D. from The Johns Hopkins University School of Medicine. He completed his medical internship, neurology residency and neuromuscular fellowship at the University of Pennsylvania. He has served on the executive committee of the Innovative Medicines Initiative - European Prevention of Alzheimer’s Disease, and as the industry co-chair of the Critical Path Institute Coalition Against Alzheimer’s Disease. Dr. Romano currently serves on the board of directors of the ALS Hope Foundation and is an adjunct member of the neurology department at the Lewis Katz School of Medicine at Temple University.

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Alector’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, personnel arrangements, and advancement of our clinical pipeline. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Report on Form 10-K, as filed on February 24, 2022 with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contacts:

1AB (media)

Dan Budwick

973-271-6085

dan@1abmedia.com

Argot Partners (investors)

Eric Kasper/Carrie McKim
Argot Partners
212.600.1902
alector@argotpartners.com